Exhibit 99.1

[ONEOK Partners Logo]	NEWS
September 10, 2008	Analyst Contact: Christy Williamson
918-588-7163
Media Contact: Megan Washbourne
918-588-7572

ONEOK Partners Announces D-J Basin Lateral Pipeline Project

TULSA, Okla. - Sept. 10, 2008 - ONEOK Partners, L.P. (NYSE: OKS) today announced plans to build a $70 million to $80 million natural gas liquids pipeline lateral, connecting the Denver-Julesburg Basin in northeastern Colorado with the Overland Pass Pipeline that is currently being constructed.

The 125-mile D- J Basin Lateral Pipeline is designed to transport as much as 55,000 barrels per day of raw natural gas liquids from the D-J Basin to the 760-mile Overland Pass Pipeline, which has the potential to transport 255,000 barrels per day. Construction of the 6- to 12-inch diameter lateral pipeline is under way with initial start-up scheduled in early 2009.

The D-J Basin Lateral Pipeline will transport natural gas liquids from five existing natural gas processing facilities in the D-J Basin. Supply commitments are in place for up to 33,000 barrels per day of raw natural gas liquids, with growth potential for another 10,000 barrels per day of supply from new drilling and plant upgrades in the next two years.

"The projected volumes of natural gas liquids from these plants in the D-J Basin will bolster supply on Overland Pass Pipeline and into our fractionation and storage facilities in the

Mid-Continent," said Terry Spencer, executive vice president of ONEOK Partners' natural gas liquids business. "When combined with our previously announced Piceance Basin Lateral, we are extending our reach into two of the most robust drilling areas of the Rocky Mountain region."

Overland Pass Pipeline will connect processing plants in southwestern Wyoming to

Conway, Kan., the NGL market center in the Mid-Continent. The project is being built by Overland Pass Pipeline, LLC, a joint venture between a subsidiary of ONEOK Partners and a subsidiary of the Williams Companies, Inc. The Overland Pass Pipeline is designed to transport 110,000 barrels per day of natural gas liquids. Additional pumping facilities could further increase the capacity to 255,000 barrels per day. Currently scheduled to become operational in the third quarter of 2008, the Overland Pass Pipeline extends from Opal, Wyo., to Conway.

ONEOK Partners Announces D-J Basin Lateral Pipeline Project

The $110 million to $140 million, 150-mile Piceance Basin Lateral Pipeline, connecting the Piceance Basin with Overland Pass Pipeline, is currently expected to be in service during the second quarter 2009.

In association with construction of the Overland Pass Pipeline, ONEOK Partners has invested an additional $230 million to $240 million to expand and upgrade its existing natural gas liquids fractionation capabilities at Bushton, Kan., and the capacity of its natural gas liquids distribution pipelines. Phase one of the Bushton fractionator upgrade is complete, bringing on 80,000 barrels per day of capacity; phase two will add another 70,000 barrels per day of capacity when it's completed late in the third quarter 2008.

On the Overland Pass Pipeline and the Piceance Basin Lateral Pipeline, ONEOK Partners will initially own 99 percent of the joint venture and Williams will own the remaining 1 percent, with Williams having the option to increase its ownership to 50 percent and become operator within two years of the Overland Pass Pipeline becoming operational. ONEOK Partners is managing the construction of the projects and will be operator of the pipelines. The D-J Basin Lateral Pipeline is expected to become part of Overland Pass Pipeline Company, LLC, in the near future.

Earlier, as part of a long-term agreement, Williams dedicated its natural gas liquids production, currently estimated at approximately 60,000 barrels per day, from two Wyoming natural gas processing plants to Overland Pass Pipeline. Williams also dedicated its natural gas liquids production from two Colorado natural gas processing plants to the Piceance lateral pipeline, currently estimated at approximately 30,000 barrels per day.

ONEOK Partners owns an extensive natural gas liquids system in the Mid-Continent, including fractionators and storage in Conway, Bushton and Hutchinson, Kan.; Medford, Okla.; and Mont Belvieu, Texas. It also owns interstate natural gas liquids distribution pipelines and facilities spanning from Chicago, Ill., to Conway and on to Mont Belvieu.

EDITOR'S NOTE:

A map of the proposed pipeline is available at www.oneok.com/dj.pdf.

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ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Our general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 47.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com. OKS-PP

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